Pricing Supplement No. 15                            Filing under Rule 424(b)(3)
Dated September 26, 1997                          Registration File No. 33-58820
(To Prospectus dated June 11, 1993)

                                  $250,000,000
                       HAWAIIAN ELECTRIC INDUSTRIES, INC.
                          MEDIUM-TERM NOTES, SERIES B

Principal amount:  $5,000,000                     Floating Rate Notes:  N/A
Interest Rate (if fixed rate):  6.90%               Base Rate:  N/A
Stated Maturity Date: October 1, 2007                   Commercial Paper Rate
Issue price (as a percentage of                         Prime Rate
 principal amount):  100%                               LIBOR
Selling Agent's commission (%):  N/A                    Treasury Rate
Purchasing Agent's discount                             CD Rate
 or commission (%):  0.625%                             Federal Funds Rate
Net proceeds to the Company (%):  99.375%               Other:
Settlement date and time (original                  Index Maturity: N/A
 issue date):  October 1, 1997                      Spread: N/A
Initial Redemption Date (if any):  N/A              Spread Multiplier:  N/A
Initial Redemption Percentage:  N/A                 Maximum Interest Rate:  N/A
Annual Redemption                                   Minimum Interest Rate:  N/A
 Percentage Reduction:  N/A                         Initial Interest Rate:  N/A
Optional Repayment Dates:  N/A                      Interest Reset Period:  N/A
Currency of Denomination:  U.S.                     Interest Determination Date(s):  N/A
Currency of Payment:  U.S.                          Calculation Date(s):  N/A
Minimum Authorized                                  Interest Payment Period:  N/A
 Denominations:  $1,000                             Regular Record Date(s):  N/A
Additional Terms:  N/A                              Calculation Agent:  N/A

  Redemption prices (if any):  The Redemption Price shall initially be   N/A  %
of the principal amount of such Notes to be redeemed and shall decline (but not
below par) on each anniversary of the Initial Redemption Date by   N/A   % of
the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

  Use of Proceeds and Additional Terms:

  All or substantially all of the net proceeds to Hawaiian Electric Industries, Inc. ("HEI") from the sale of its Medium-Term Notes, Series B, covered by this Pricing Supplement will be used by HEI to repay maturing notes, to retire commercial paper, and/or for other general corporate purposes. The aggregate principal amount of the notes that will be repaid in whole or in part from the net proceeds from the sale of the Series B Notes is $50 million, and said notes to be repaid bear interest at 6.262% - 6.42% and mature on October 1, 1997. As of September 25, 1997 HEI did not have any commercial paper outstanding but may issue commercial paper prior to the issuance of the Series B Notes.

  As of the date of this Pricing Supplement, the aggregate initial public offering price of the Series B Notes which have been sold (including the Series B Notes to which this Pricing Supplement relates) is $129,000,000.

  "N/A" as used herein means "Not applicable". "A/S" as used herein means "As stated in the Prospectus referred to above".

GOLDMAN, SACHS & CO.